Exhibit 2.5

Certain personally identifiable information contained in this document, marked by brackets as
[***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Amendment No. 1 to
Agreement and Plan of Merger

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made as of October 24, 2022 by and among Heska Corporation, a Delaware corporation (“Acquirer”), MBio Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), MBio Diagnostics, Inc., d/b/a LightDeck Diagnostics a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact of the Indemnifying Persons (the “Holder Representative”), and each Indemnifying Person (as defined below) that delivers a Joinder Agreement (as defined below), and amends that certain Agreement and Plan of Merger dated September 9, 2022 (the “Merger Agreement”), by and among the Acquirer, Merger Sub, Company, Holder Representative and each Indemnifying Person thereto. All capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

RECITALS

A.Pursuant to Section 7.3 of the Merger Agreement, the Merger Agreement may be amended pursuant to an instrument in writing signed on behalf of each of the parties thereto (the “Parties”).

A.The Parties desire to amend the Merger Agreement to provide for the special allocation of $1,000,000 in Closing Merger Consideration to the holders of Series A Preferred Stock and Common Stock.

NOW, THEREFORE, the Parties to this Amendment agree as follows:

AGREEMENT

a.Amendment to Section 1.1.

i.The defined term “Executive” is hereby amended to read in its entirety as follows:

““Executive” means [***].”

i.The defined term “Knowledge” is hereby amended to read in its entirety as follows:

““Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after due inquiry by the Executives.”

a.Amendment to Section 1.8(a)(ii). Section 1.8(a)(ii) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(ii) Series A Preferred Stock. At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder will be cancelled and converted automatically into the right of each such Company Stockholder to receive the amounts of cash set forth on the Spreadsheet.”

a.Amendment to Section 1.8(a)(iii). Section 1.8(a)(iii) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(iii) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder will be cancelled and converted automatically into the right of each such Company Stockholder to receive the amounts of cash set forth on the Spreadsheet.”

a.Amendment to Section 2.3(a). Section 2.3(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(a) The execution and delivery of this Agreement and the Company Related Agreements and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Company Related Agreements have been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the Company Related Agreements by the other parties hereto, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Legal Requirements affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) declared that this Agreement and the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The holders of a majority of the outstanding shares of Company Capital Stock, and the holders of a majority of the outstanding shares of Company Preferred Stock, have approved this Agreement, the Certificate of Merger and the Merger, and the votes of such holders are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger under the DGCL or the Certificate of Incorporation and Bylaws of the Company, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”).”

a.Amendment to Exhibit E. Exhibit E of the Merger Agreement is hereby amended in its entirety to read as set forth in Exhibit A to this Amendment.

a.No Other Amendment. Except as modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects without any modification. This Amendment shall be effective upon the execution by the Parties.

a.Governing Law. This Amendment shall be governed by and construed in accordance with the internal Legal Requirements of the State of Delaware applicable to agreements executed and to be performed solely within such State. Any judicial proceeding arising out of or relating to this Amendment shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Amendment, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

a.Integration. This Amendment and the Merger Agreement (including the exhibits thereto), constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof

a.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

The parties have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

HESKA CORPORATION

By: /s/ [***]
Name: [***]
Title: [***]
MBIO MERGER SUB, INC.
By: /s/[***]
Name: [***]
Title: [***]

The parties have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

MBIO DIAGNOSTICS, INC.

By:/s/ [***]
Name: [***]
Title: [***]

SHAREHOLDER REPRESENTATIVE SERVICES, LLC
AS THE HOLDER REPRESENTATIVE

By:/s/ [***]
Name: [***]
Title: [***]